SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 7, 2010

PTS, INC.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-25485 (Commission File Number)	88-0380544 (IRS Employer Identification No.)
3355 Spring Mountain Road, Suite 66 Las Vegas, Nevada (principal executive offices)	89102 (Zip Code)

Registrant's telephone number, including area code:  (702) 997-3347

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2., below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

EXPLANATORY NOTE: This Amendment No. 1 to Current Report on Form 8-K is being filed to include that the Company intends to file amendments to our Form 10-K for the period ended 12/31/2009 and Forms 10-Q for the periods ended 6/30/09, 9/30/09 and 3/31/2010 to disclose the remote contingent liability discussed herein.

ITEM 8.01 OTHER EVENTS

During March of 2005, PTS, Inc. adopted an Employee Stock Incentive Plan for the Year 2005, which was filed with the Commission on Form S-8.  Per the terms of the Plan, PTS, Inc. granted common stock awards to employees.  The purchase price of the shares of common stock was 85% of the fair market value of the common stock on the date of exercise.  During the period from March 2005 until February of 2008, PTS, Inc. realized $1,182,630 in proceeds from the exercise of these stock awards.  These proceeds were immediately reinvested into PTS to sustain the operating activities of the Company in its business pursuits and no one was ungainly enriched by the administration of the plan.  After being made aware of a potential violation of the federal securities laws in the administration of this Plan, management of PTS, Inc. has come to the conclusion that there indeed was potentially a violation of federal securities laws in the administration of the plan.  Further, this potential violation of federal securities laws creates a contingent liability for PTS, Inc., which might equal the amount of money realized by PTS, Inc. in the administration of the plan.  Upon further analysis management is unable to estimate if any additional amounts would be due.  Additionally, as of this date, no enforcement action has been threatened or instituted by the Securities and Exchange Commission, or any other state or federal regulatory body regarding this potential violation of the federal securities laws.  Due to these uncertainties and that Management has determined this contingent liability to be remote; we have not recorded a liability in our financial statements and are providing this disclosure due to the material nature of this event.

We are notifying the investing community and the SEC of a potential violation of federal securities laws and are amending the most recent 1934 Exchange Act filings since we were notified of the potential violation in May 2009.  We believe that amending the most current filings, along with this Form 8-k disclosure, is the most effective way to notify our investors and the SEC of this situation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 13, 2010

PTS, INC.

By:   /s/ Marc Pintar

Marc Pintar

Interim President and Interim Chief Executive Officer